 EXHIBIT 99.49

AMENDMENT TO
ENER1, INC. WARRANT SHARE PUT OPTION AGREEMENT

AMENDMENT, dated as of September 21, 2010 (this "Amendment"), to that certain ENER1, INC. WARRANT SHARE PUT OPTION AGREEMENT, dated as of June 4, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the "Put Option Agreement"), by and among Ener1 Group, Inc. ("EGI") and JSC VTB Bank ("Holder"), by and among EGI and the Holder.

WHEREAS, EGI and the Holder (as Lender thereunder (in such capacity, "Lender")) have entered into that certain Facility Agreement, dated as of June 4, 2010 (as amended, supplemented, modified, renewed or extended, from time to time in accordance with the provisions thereof, the "Facility Agreement"), by and among EGI and Lender, pursuant to which Lender has agreed to provide to EGI a term loan of up to US$100,000,000 (the "Loan");

WHEREAS, it is a condition precedent to the effectiveness of an amendment and restatement to the Facility Agreement (the "Restatement") entered into on or about the date of this Amendment that the parties hereto shall execute and deliver this Amendment;

WHEREAS, concurrently herewith and with execution and delivery of the Restatement, and as consideration for the obligations of Lender under the Finance Documents, EGI has executed and delivered the Additional Share Warrant Instrument evidencing the Additional Share Warrants to the Holder, whereby EGI grants Holder the right to purchase the Additional Option Shares from EGI subject to the terms and conditions set forth therein;

WHEREAS, by this Amendment, as further consideration for the obligations of the Lender to enter into the Restatement, EGI wishes to grant to Holder the right to sell the Additional Option Shares to EGI subject to the terms and conditions set forth herein and in the Put Option Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration hereby acknowledged, the parties hereto agree as follows:

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1.  Amendments to Put Option Agreement.

a.  The second Recital in the Put Option Agreement is hereby amended and restated in its entirety to read as follows:  "WHEREAS, concurrently herewith and with execution and delivery of the Facility Agreement, and as consideration for the obligations of Lender to enter into the transactions set forth in the Finance Documents, EGI has executed and delivered the Initial Share Warrant Instrument evidencing the Initial Share Warrants to the Holder, whereby EGI grants Holder the right to purchase the Initial Option Shares from EGI subject to the terms and conditions set forth therein;".

b.       The last sentence in Section 2.01 of the Put Option Agreement is hereby amended and restated in its entirety to read as follows:  "The Put Option with respect to the Initial Option Shares shall expire on the date falling 1460 calendar days after the date of the Facility Agreement."  A new sentence is hereby added to the end of Section 2.01 of the Put Option Agreement which new sentence shall read in its entirety as follows:  "The Put Option with respect to the Additional Option Shares shall expire on the date falling 1460 calendar days after the date of the Restatement.".

c.        For the avoidance of doubt, with effect from the date of this Amendment, the references to Option Shares in the Put Option Agreement shall include the Initial Option Shares and the Additional Option Shares.

2.  Amendment Only.

Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Holder, EGI or any other party under the Put Option Agreement or any other Finance Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Put Option Agreement or any other Finance Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle EGI to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Put Option Agreement or any other Finance Document in similar or different circumstances. After the date this Amendment becomes effective, any reference in any Finance Document to the Put Option Agreement shall mean the Put Option Agreement as modified hereby.

3.  Miscellaneous.

a.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

b.  Capitalized terms used herein but not otherwise defined, shall have the respective meanings ascribed thereto in the Put Option Agreement.

c.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, WITH THE EXCEPTION OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

ENER1 GROUP, INC.

By: ______________________________________________
Name:
Title:

JSC VTB BANK

By: ______________________________________________
Name:
Title:

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